 EX‑35.27

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue
31st Floor
New York, New York 10179

RE: Annual Statement of Compliance for JPMBB Commercial Mortgage Securities Trust 2014-C21 Commercial Mortgage Pass-Through Certificates, Series 2014- C21

Per the Pooling and Servicing Agreement dated as of July 1, 2014 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2015 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 1, 2016

/s/ Brian Smith
BRIAN SMITH
Vice President

Wells Fargo Bank, N.A.